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                                   GT GLOBAL FUNDS
                             G.T. INVESTMENT FUNDS, INC.
                           G.T. INVESTMENT PORTFOLIOS, INC.
                                                                    May 27, 1998

                           **IMMEDIATE ATTENTION REQUIRED**

                           SPECIAL MEETING OF SHAREHOLDERS
                              ADJOURNED TO JUNE 10, 1998
                              ---------

Dear Shareholder:

At the May 20, 1998 Shareholder meeting, Shareholders unanimously approved, among other things, the Fund's new advisory agreements with A I M Advisors, Inc. ("AIM"). At this time, the meeting has been adjourned to June 10, 1998 to give Shareholders additional time to vote regarding Proposal 5, the reorganization of G.T. Investment Funds, Inc. and G.T. Investment Portfolios, Inc. (each a "Company") into Delaware business trusts. Shares voted thus far overwhelmingly voted in favor of Proposal 5. As of May 26, 1998, over 87% of the shares voted were voted in favor of Proposal 5. With respect to each Company, approval of Proposal 5 requires the affirmative vote of a majority of the Company's
outstanding shares.    ACCORDINGLY, IN ORDER TO APPROVE THE PROPOSAL, WE MUST
RECEIVE YOUR VOTE AS SOON AS POSSIBLE.

G.T. Investment Funds, Inc. and G.T. Investment Portfolios, Inc. currently are organized as Maryland Corporations. The Boards of each company have approved an agreement and plan of conversion to reorganize each Company into a newly created open-end management investment company organized under the Delaware Business
Trust Act.    The reorganizations are being proposed because the Boards,  AIM and Chancellor LGT Asset Management, Inc. believe that the Delaware business trust organizational form offers a number of advantages over the Maryland
corporate organizational form.   Please see page 30 in the proxy statement you
previously received for further information regarding the transaction.

For your convenience, we have established three easy methods by which to register your vote:

       1.  BY PHONE:   Please call SHAREHOLDER COMMUNICATIONS CORPORATION toll
                       free at 1-800-733-8481, EXTENSION "465". Representatives will be available to quickly record your vote Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m. and Saturday between 10:00 a.m. and 6:00 p.m.
                       eastern time.

       2.  BY FAX:     Fax your proxy to us toll free at 1-800-733-1885,
                       anytime.

       3.  BY MAIL:    Return your executed proxy in the enclosed postage paid
                       envelope. Please utilize this option only if methods 1 and 2 are both unavailable, as we may not receive your proxy by mail by June 10, 1998 meeting.

If you have any questions regarding the execution of your proxy, please call GT Global Client Services Department at 1-800-223-2138. Please take a few moments to vote now in order to avoid the additional expenses incurred for further proxy solicitation and/or meeting adjournments.

Thank you for your prompt attention.